EXHIBIT 5.1

September 19, 2014

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Re:                              Registration Statement on Form S-8 relating to the issuance of Shares under the MTR Gaming Group, Inc. 2010 Long Term Incentive Plan

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the “Registration Statement”) which Eldorado Resorts, Inc., a Nevada Corporation (the “Company”), proposes to file with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended, (the “Act”), up to 2,222,592 shares of the Company’s Common Stock, par value $0.00001 per share (the “Shares”), issuable under and pursuant to the MTR Gaming Group, Inc. 2010 Long Term Incentive Plan (the “Plan”).

We have examined originals, or copies certified to our satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the forms of award agreements relating to awards to receive shares under the Plan (the “Agreements”), and (iv) such corporate records of the Company, agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed it necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the issuance of the Shares pursuant to the Plan has been duly authorized and, when issued and delivered upon receipt of all amounts that a Plan participant is required to pay to purchase the Shares, which consideration shall constitute lawful consideration under Nevada law, each in accordance with the Plan and any applicable Agreement, the Shares will have been legally and validly issued, fully paid and non-assessable.

The foregoing opinion is based on and limited to the Nevada Revised Statutes, and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Commission thereunder.

Sincerely,

/s/ McDonald Carano Wilson LLP